Exhibit 99.1

May 21, 2008

Christopher Chandler

Legatum Capital

Level 9, Convention Tower

71082 Dubai, U.A.E.

Dear Mr. Chandler,

On behalf of Sonus Networks’ Board of Directors, I want to extend our thanks for your continued commitment and support of Sonus’ mission to transform people’s lives around the globe with the power of voice.

I have reviewed the proposed plan that you shared at our last meeting with our Board of Directors.  We already had initiated a review of many items that you have also independently proposed, such as the separation of the CEO and Chairman roles, corporate governance practices and a share repurchase program.

With Dr. Richard Nottenburg joining as President, CEO and a board member in mid-June, we believe it is appropriate to involve him in any discussion concerning corporate governance, board membership, strategic acquisitions or the potential use of the Company’s cash for a share repurchase program.

As you can appreciate, the appointment of a new CEO is a significant event for the Company.  As he will become the executive ultimately responsible for the operation and performance of the Company, we feel it reasonable to allow Dr. Nottenburg some time to familiarize himself with Sonus so he can formulate an opinion on the business changes he feels are necessary.  We have shared your recommendations with Dr. Nottenburg and we intend to address your plan in detail after Dr. Nottenburg joins the Company. I want to assure you that the issues you highlighted will be carefully evaluated by the Board of Directors.

We understand your interest in moving quickly.  We believe that the addition of Dr. Nottenburg will address many of your concerns.  On behalf of the Board of Directors, we look forward to discussing your plan in more detail.  Please feel free to contact me with any questions.

Yours sincerely,

Hassan M. Ahmed

President, Chief Executive Officer and Chairman of the Board of Directors